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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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☑	Definitive Proxy Statement
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aQuantive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held Wednesday, May 10, 2006
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL ARRANGEMENTS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT BY THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
OTHER MATTERS

821 Second Avenue, Suite 1800
Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, May 10, 2006

DEAR AQUANTIVE SHAREHOLDER:
      On Wednesday, May 10, 2006, aQuantive, Inc. will hold its 2006 Annual Meeting of Shareholders at the W Hotel, located at 1112 4th Avenue, Seattle, WA 98101. The Annual Meeting will begin at 9:00 a.m. Only shareholders who owned common stock at the close of business on March 13, 2006, may vote at the Annual Meeting or any adjournments that may take place. At the Annual Meeting we will ask you to:

•	elect two Directors to hold office for the term as described in the attached Proxy Statement;

•	ratify the selection of independent auditors for 2006; and

•	transact any other business properly presented at the meeting.
      Your Board of Directors recommends that you vote in favor of the election of Directors and in favor of the ratification of the selection of our independent auditor for 2006, as described in the Proxy Statement.
      At the Annual Meeting we will also report on the 2005 business results of aQuantive and other matters of interest to shareholders.
      To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

By Order of the Board of Directors,

Linda A. Schoemaker
Senior Vice President, General Counsel and
Corporate Secretary
Seattle, Washington
March 29, 2006

AQUANTIVE, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The Board of Directors of aQuantive, Inc. (“aQuantive”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the aQuantive 2006 Annual Meeting of Shareholders. The Annual Meeting will be held on Wednesday, May 10, 2006, at the W Hotel, located at 1112 4th Avenue, Seattle, WA 98101, at 9:00 a.m. aQuantive intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about March 29, 2006.
Record Date and Outstanding Shares
      Only shareholders who owned common stock of aQuantive at the close of business on March 13, 2006, the record date for the Annual Meeting, may vote. At that date, there were 67,319,714 issued and outstanding shares of common stock.
Quorum
      A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.
Revocability of Proxies
      If you give your proxy card to aQuantive, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of aQuantive in writing before the Annual Meeting;

•	delivering to the Secretary of aQuantive before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.
Voting
      You are entitled to one vote for each share of common stock you hold. For the election of Directors, the two Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of Directors. Abstentions from voting on the election of Directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. The proposal to ratify the selection of independent auditors for 2006 will be approved if the votes cast in favor of the proposal by the holders of common stock present, in person or by proxy, and entitled to vote exceed the votes cast against that proposal. Abstentions from voting on this proposal will have no impact on the outcome since an abstention does not constitute a vote for or against this proposal. Because brokers and other nominees who hold shares for the accounts of their clients generally have discretionary authority to vote such shares with respect to the election of Directors and with respect to the ratification of auditors in the absence of voting instructions from their clients, there will not be any “broker nonvotes” on either of these matters.

      If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. aQuantive is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares. Please note that if you own shares through a bank or brokerage firm account and you wish to vote in person at the meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.
Solicitation of Proxies
      Proxies may be solicited by certain of aQuantive’s Directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. aQuantive will bear any costs relating to such solicitation of proxies. In addition, aQuantive may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.
PROPOSAL 1:
ELECTION OF DIRECTORS
      In accordance with our Bylaws, the Board of Directors has fixed the number of Directors constituting the Board at eight. The Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. At the 2006 Annual Meeting, two Directors will be elected to hold office until the 2009 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. The Board of Directors has proposed that the following nominees be elected at the Annual Meeting: Richard P. Fox and Michael B. Slade, each of whom currently serves as a Director of aQuantive. The names of Directors whose terms will continue after the annual meeting are also listed below. No family relationship exists among any of the Company’s Directors or executive officers. No arrangement or understanding exists between any Director or executive officer and any other person pursuant to which any Director was selected as a Director or executive officer.
      Unless otherwise instructed, persons named in the accompanying proxy will vote for these nominees. Although aQuantive anticipates that these nominees will be available to serve as Directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee or nominees.
The Board of Directors recommends a vote “FOR” approval of this proposal.
Nominees for the Board of Directors for Three-Year Terms
      Richard P. Fox, age 58, has served as one of our Directors since February 2003. Since October 2001, Mr. Fox has provided consulting services to entrepreneurs and the financial services industry. From April 2000 to September 2001, he was an officer of CyberSafe, an IT security company, serving as President and Chief Operating Officer from January 2001 to September 2001. Mr. Fox spent 28 years with Ernst & Young LLP, last serving as managing partner of the Seattle office. He holds a BBA from Ohio University, an MBA from the Fuqua School of Business, Duke University, and is a CPA in Washington State. He serves on the Board of Directors of Flow International Corporation, Shurgard Storage Centers, Inc., and QuatRx, as well as several private companies. Mr. Fox also is Treasurer and serves on the Board of Trustees of The Seattle Foundation, and on the Board of Visitors for the Fuqua School of Business, Duke University.
      Michael B. Slade, age 48, has served as one of our Directors since December 2002. Since February 2000, Mr. Slade has served as a partner with Second Avenue Partners, which he co-founded. From February 1993 to November 1998, Mr. Slade worked at Starwave Corp., an Internet and multimedia products company, serving as President and Chief Executive Officer from February 1993 to March 1997, and Chairman and

Chief Executive Officer from March 1997 to November 1998. At Starwave, Mr. Slade launched ESPN.com, ABCNews.com and the Go.com network. From November 1992 to February 1993, Mr. Slade served as vice president of special projects for Asymetrix Corporation, an enterprise productivity solutions company. From May 1991 to November 1992, Mr. Slade served as Vice President, Marketing for NeXT Computer. From December 1990 until May 1991, he served as Vice President, Marketing for Central Point Software. Mr. Slade began his career at Microsoft Corporation in 1983 and spent seven years there in a variety of product marketing roles, including Director of Corporate Marketing in Microsoft’s systems software division. Mr. Slade holds an MBA degree from Stanford University and a BA degree from Colorado College. Mr. Slade currently serves on the boards of Argus Media, the Professional Bowlers Association, Attensa, Inc., Azaleos Corporation, and Newsvine, Inc.
Continuing Directors Whose Terms Expire in 2007
      Peter M. Neupert, age 50, has served as one of our Directors since February 2000. In August 2005 Mr. Neupert joined Microsoft Corporation, a software and technology company, as Corporate Vice President for Health Strategy. From July 1999 until October 2004, Mr. Neupert served as Chairman of the Board of Directors of drugstore.com, inc., an online retail store and information site for health, beauty, wellness, personal care and pharmacy products, and from July 1998 to April 2001, he served as drugstore.com’s President and Chief Executive Officer. From March 1987 to July 1998, Mr. Neupert served in various capacities at Microsoft Corporation, most recently as Vice President of News and Publishing for its interactive media group. Mr. Neupert holds an MBA degree from Dartmouth College and a BA degree from Colorado College. Mr. Neupert currently serves as a Director of Cranium, Inc. In September 2003, Mr. Neupert was appointed by President George W. Bush to the President’s Information Technology Advisory Committee.
      Linda J. Srere, age 50, has served as one of our Directors since May 2004. She is currently a marketing and advertising consultant, and from January 2000 to November 2001 served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”), an advertising company and parent company of Young & Rubicam Advertising. From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Prior to joining Y&R, Ms. Srere was the Chairman of Earle Palmer Brown New York from 1992 to 1994, and President of Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992, both of which are advertising agencies. Ms. Srere currently serves as a Director of Electronic Arts, Inc., a distributor of interactive entertainment software and Universal Technical Institute, Inc., a technical educational and training company.
      Jaynie M. Studenmund, age 51, has served as one of our Directors since May 2004. In February 2006 she became President and CEO of eHarmony, an Internet relationship services company. She served as the Chief Operating Officer for Overture Services, Inc., an online search provider, from January 2001 to January 2004, during which time Overture was acquired by Yahoo!. From February 2000 to January 2001, Ms. Studenmund was President and Chief Operating Officer of PayMyBills.com, an internet bill management company. From 1997 to 1998, Ms. Studenmund served as Executive Vice President and head of Retail Banking at Home Savings of America. From 1996 to 1997, Ms. Studenmund served as an Executive Vice President and Head of Retail Banking at Great Western Bank. From 1985 to 1996, Ms. Studenmund served as an Executive Vice President at First Interstate Bank of California (now Wells Fargo) in a variety of roles including Head of Retail Banking and Chief Marketing Officer. Ms. Studenmund holds an MBA degree from Harvard Business School and a BA degree from Wellesley College.
Continuing Directors Whose Terms Expire in 2008
      Nicolas J. Hanauer, age 46, a co-founder of aQuantive, has served as our Chairman of the Board since June 1998 and as a Director since aQuantive was incorporated in February 1998. He also served as our Chief Executive Officer from June 1998 to September 1999. Since February 2000, Mr. Hanauer has served as a partner with Second Avenue Venture Partners, a venture capital and management consulting firm, which he co-founded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, until its merger with Overstock.com in 2001. In addition, since 2001, Mr. Hanauer has been Co-Chairman of Pacific Coast Feather Company, a pillow and bedding manufacturing company. From 2001 to April 2005 Mr. Hanauer served as the Chief Executive Officer of Pacific Coast Feather, from 2000 to 2001, he was their Chief Strategy Officer, and from 1990 to 2000, he served as their Executive Vice President, Sales and Marketing. Mr. Hanauer holds a BA degree from the University of Washington. Mr. Hanauer currently serves as a director of HouseValues, Inc., Museum Quality Discount Framing, Inc., and The Insitu Group, Inc. and Pacific Coast Feather Company. Mr. Hanauer is actively involved with various community and non-profit organizations, including the University of Washington Foundation, the Alliance for Education, the League of Education Voters, and the Seattle Downtown Association.
      Brian P. McAndrews, age 47, has served as our Chief Executive Officer and a Director since September 1999, and as our President since January 2000. From July 1990 to September 1999, Mr. McAndrews worked for ABC, Inc., a broadcasting and communications company, holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network; most recently he served as Executive Vice President and General Manager of ABC Sports. From 1984 to 1989, Mr. McAndrews served as a product manager for General Mills, Inc., a consumer products manufacturer. He holds an MBA degree from Stanford University and a BA degree from Harvard University. Mr. McAndrews also serves as a member of the board of directors of Blue Nile, Inc., an online jewelry retailer, as a member of the board of directors of the Advertising Research Foundation, and as a member of the board of directors of the Seattle-Northwest chapter of the National Association of Corporate Directors (NACD).
      Jack Sansolo, PhD, age 62, has served as one of our Directors since March 2002. In addition, from May 2002 until May 2004, Dr. Sansolo served as a member of our Advisory Board. Since November 2004, Dr. Sansolo has served as Senior Vice President and Chief Marketing Officer of Getty Images, Inc., a creator and distributor of imagery collections. From January 2001 to December 2004, Dr. Sansolo reopened Point A Consulting, a marketing, communications and advertising agency which he founded and previously operated from March 1993 to August 1996. From September 1996 to January 2001, Dr. Sansolo served as Executive Vice President, Global Brand Direction, for Eddie Bauer, Inc., a retailer of apparel and home furnishings. Dr. Sansolo holds a PhD degree from Harvard University and an AB degree from Hunter College.
PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
      The audit committee has selected KPMG LLP (“KPMG”) to act as independent registered public accounting firm for aQuantive for fiscal year 2006. KPMG has acted as aQuantive’s independent auditor since May 2002. The Board reserves the right to change the independent registered public accounting firm of aQuantive at any time before or after the Annual Meeting if it determines that to do so would be in the best interests of aQuantive. A representative of KPMG is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.
      If a majority of stockholders voting on the matter do not ratify the selection of the independent auditor, the Audit Committee will reconsider its choice of independent auditor taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent auditor.

      The fees billed for professional services rendered by KPMG for the fiscal years 2005 and 2004 were as follows:

	2005	2004

Audit Fees	$832,200	$894,400
Audit-Related Fees	101,876	281,500
Tax Fees	99,790	129,561
All Other Fees	39,515	19,696

Total	$1,073,381	$1,325,157

      The services rendered by KPMG LLP in connection with the fees presented in the table above were as follows:

Audit Fees
      Audit fees relate to the services rendered in connection with the audit of our consolidated financial statements for the years ended December 31, 2005 and 2004, quarterly reviews of financial statements included in our Forms 10-Q during 2005 and 2004, audit of internal control over financial reporting as of December 31, 2005, and fees for services rendered in connection with other SEC filings related to the Registration Statement on Form S-1 associated with our 2.25% Convertible Notes and the Offering Circular for the Notes.

Audit-Related Fees
      Audit-related fees relate primarily to the services rendered in connection with various acquisitions and the audit of our defined employee benefit plans.

Tax Fees
      Tax fees relate primarily to tax compliance and state and international tax services.

All Other Fees
      All other fees relate to privacy consulting services.
      We are required to obtain pre-approval by our audit committee for all audit and permitted non-audit services performed by our independent auditors. In accordance with this requirement, during fiscal 2005, 100% of all audit, audit-related, tax and other services performed by KPMG LLP were approved in advance by the audit committee. The audit committee has delegated the authority to pre-approve audit and permitted non-audit services to the committee chairman, Richard P. Fox. Any pre-approved decisions are presented to the full audit committee at the next scheduled meeting.
The Board of Directors recommends a vote “FOR” approval of this proposal.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE
      During the last fiscal year, there were seven meetings of the Board of Directors. All incumbent Directors attended at least 75% of the Board meetings and the meetings of the committees on which they serve. The Board of Directors has determined that all of our current Directors are “independent” as defined by Nasdaq, with the exception of Brian McAndrews, who serves as our President and CEO, and Dr. Sansolo, who previously served as a member of our Advisory Board. Since the last compensation that Dr. Sansolo received as an Advisory Board member was paid in May 2003, he will be “independent” as defined by Nasdaq in May 2006. The nonemployee Directors periodically meet without Mr. McAndrews in attendance. aQuantive does not have a specific policy regarding Director attendance at the annual shareholder meeting; however, we try to ensure that at least one independent Director is present at the annual meeting and available to answer any shareholder questions. Messrs. Hanauer, McAndrews and Fox were present at last year’s annual meeting.
      The Board of Directors has a compensation committee, an audit committee and a nominating and corporate governance committee. The current charters of each of these committees, and our corporate governance policies, are available on the investor relations page of our Web site, www.aquantive.com. Also posted on that site is a description of the process for shareholders to send communications to the Board. The audit committee charter is also attached as Appendix A.
Compensation Committee
      The compensation committee assists the Board of Directors by, among other things:

•	determining the compensation for our Chief Executive Officer based on an evaluation of performance in light of certain relevant goals and objectives;

•	establishing and reviewing the compensation of our officers who report to the Chief Executive Officer;

•	considering compensation plans for our executive officers;

•	considering compensation for Board and Board committee service; and

•	carrying out other duties under our stock incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board.
      The current members of the compensation committee are Richard P. Fox, Peter M. Neupert and Linda J. Srere. The Board of Directors has determined that each committee member is independent under applicable Nasdaq rules. The compensation committee met four times during the last fiscal year.
Audit Committee
      The audit committee assists the Board of Directors in fulfilling its oversight responsibilities by, among other things:

•	reviewing the financial information to be provided to our shareholders and others;

•	reviewing the systems of internal controls that our management and the Board of Directors have established;

•	reviewing aQuantive’s audit process;

•	selecting, overseeing and, where appropriate, replacing our independent registered public accounting firm; and

•	reviewing and approving all related-party transactions.
      Each member of the audit committee must meet certain independence and financial literacy requirements. The current members of the audit committee are Richard P. Fox, Nicolas J. Hanauer, and Jaynie M. Studenmund. The Board of Directors has determined that each committee member is independent under applicable Nasdaq and Securities and Exchange Commission (SEC) rules. Furthermore, the Board of

Directors has determined that Mr. Fox is an “audit committee financial expert” under applicable SEC rules. The audit committee met seven times during the last fiscal year.
Nominating and Corporate Governance Committee
      The nominating and corporate governance committee assists the Board of Directors by, among other things:

•	approving nominations and recommending to the Board candidates for all Directorships to be filled by the shareholders or the Board;

•	recommending Directors to fill seats on committees of the Board, and Directors to be designated as chairpersons of such committees;

•	recommending removal of Directors, subject to compliance with our Articles of Incorporation and Bylaws and applicable law, when such removal is warranted prior to the expiration of their terms of office;

•	developing Board membership criteria;

•	determining at least annually and reporting to the Board on the independence of Directors and the eligibility of Directors for Board committees pursuant to Nasdaq and SEC rules;

•	considering potential conflicts of interest and making appropriate recommendations if such are determined to exist.
      The current members of the nominating and corporate governance committee are Michael Slade, Linda J. Srere, and Jaynie Studenmund, all of whom the Board of Directors has determined are independent under applicable Nasdaq rules. The committee met three times during the last fiscal year.
Director Nominations and Qualifications
      The nominating and corporate governance committee will consider nominees for the Board of Directors recommended by shareholders, although the committee is not obligated to recommend such nominees to the Board. In accordance with our Bylaws, shareholders who wish to nominate a candidate must deliver written notice to the Company’s Secretary within the time frames specified in our Bylaws. With respect to the election of Directors at an annual meeting, notice must generally be delivered no fewer than 45 days and no more than 75 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting. The Bylaws specify alternative deadlines for notice in the event the annual meeting is advanced or delayed more than 30 days from the anniversary date of the prior year’s meeting, or if the election of Directors relates to a special shareholders meeting rather than an annual meeting. The notice of a shareholder’s intention to nominate a Director must include:

•	information regarding the shareholder making the nomination, including name, address, and number of shares of aQuantive common stock that are beneficially owned by the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which Directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a Director if elected.

      Director candidates may also be recommended to the nominating and corporate governance committee by the Chief Executive Officer and other Directors and executive officers. The committee will evaluate such nominees against the same criteria that it uses to evaluate nominees recommended by shareholders. Criteria used by the nominating and corporate governance committee to evaluate Director candidates include, without limitation, experience, judgment, industry knowledge, skills, diversity, and service on other boards. After considering the recommendations of the nominating and corporate governance committee, the independent members of the Board of Directors nominate candidates. The nominees included in this Proxy Statement are all currently serving as Directors of aQuantive.
Compensation of Directors
      Nonemployee Directors are compensated for their services through a combination of annual retainers, meeting fees, and stock option awards. Effective in April 2005, nonemployee Directors are paid an annual cash retainer of $17,500, plus fees for each meeting attended. The meeting fee for attendance at each board meeting is $1,500, except for telephonic meetings of less than 2 hours duration, in which case the meeting fee is $1,000. Committee meeting fees are $1,000, and are paid for each meeting attended, unless it is incidental to a Board meeting. In addition, an annual retainer of $10,000 is paid to the chair of the audit committee, and an annual retainer of $4,000 is paid to the chair of each of the compensation committee and the nominating and corporate governance committee. Prior to April 2005, the annual cash retainer paid to nonemployee Directors was $12,500, there were no additional retainers paid to the chairs of board committees, and all meeting fees were $1,000. In addition to paying retainers and meeting fees, we reimburse our nonemployee Directors for reasonable expenses they incur in attending meetings of the Board of Directors and its committees.
      Our stock option grant program for nonemployee Directors provides for initial grants to new members of our board upon their first appointment or election, as well as for annual grants for continuing Directors. Under the current program, each nonemployee Director automatically receives a nonqualified stock option to purchase 25,000 shares of common stock upon initial election or appointment to the Board. One-third of this option vests on each of the first, second and third anniversaries of the grant date. In addition, under this program, each nonemployee Director who continues to serve on the Board receives an additional annual grant of an option to purchase 15,000 shares of common stock on the date of the annual shareholders meeting. These options vest on the earlier of one full one year after the grant date, or the date of the annual meeting of shareholders in the year subsequent to the year of grant (provided that the meeting date is not more than 60 calendar days earlier than the date of the meeting at which the option was granted). The exercise price for all options granted under the program is the fair market value of the common stock on the grant date.
      In accordance with this program, in fiscal year 2005 each nonemployee Director received an annual grant to purchase 15,000 shares of common stock in connection with the annual shareholders meeting in May 2005, which options have a seven-year term, except that such options expire one year after a nonemployee Director ceases services as a Director for any reason.
Code of Conduct and Code of Ethics
      We have adopted a Code of Conduct that applies to all directors, officers, and employees as well as a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar functions. The Code of Conduct and the Code of Ethics are posted on the investor relations page of our Web site, www.aquantive.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of these Codes with respect to our Chief Executive Officer, Chief Financial Officer, chief accounting officer, controller and persons performing similar functions by posting such information on our Web site.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of March 13, 2006, certain information regarding the beneficial ownership of our common stock by:

•	each person known by aQuantive to beneficially own 5% or more of our common stock;

•	each director of aQuantive;

•	each executive officer of aQuantive for whom compensation information is given in the Summary Compensation Table in this proxy statement; and

•	all Directors and current and named executive officers of aQuantive as a group.

	Outstanding Shares
	of Common Stock	Percent
Beneficial Owner	Beneficially Owned(1)	of Class

FMR Corp.	9,246,541	13.7
82 Devonshire Street, Boston, Massachusetts 02109(2)
Mazama Capital Management Inc.	3,907,808	5.8
One SW Columbia Portland, OR 97258(3)
Nicolas J. Hanauer(4)	5,010,651	7.4
1000 Second Ave., Suite 1200 Seattle, WA 98104
Richard P. Fox(5)	39,458	*
Brian P. McAndrews(6)	2,308,064	3.3
Peter M. Neupert(7)	115,000	*
Jack Sansolo(8)	41,000	*
Michael B. Slade(9)	37,416	*
Linda J. Srere(7)	8,334	*
Jaynie M. Studenmund(7)	8,334	*
Dave Friedman(7)	43,500	*
Michael Galgon(10)	1,043,314	1.5
Ona M. Karasa(7)	86,333	*
Clark M. Kokich(11)	307,210	*
Robert Lord(12)	18,688	*
Linda A. Schoemaker(13)	61,163	*
Michael Vernon(14)	322,000	*
All Directors and current executive officers as a group (13 persons)(15)	9,388,277	13.2

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. As of March 13, 2006, there were 67,319,714 shares of common stock outstanding.

(2)	As disclosed in Form 13G filings in February 2006. FMR Corp. reports sole voting power for 447,739 shares of the total 9,246,541 shares held.

(3)	As disclosed in Form 13G filings in February 2006. Mazama Capital Management, Inc. reports sole voting power for 2,242,238 shares of the total 3,907,808 shares held.

(4)	Includes 50,000 shares subject to options exercisable as of or within 60 days of March 13, 2006.

(5)	Includes 35,000 shares subject to options exercisable as of or within 60 days of March 13, 2006.

(6)	Includes 920 shares held by the Lauren E. McAndrews Trust of 1999, 920 shares held by the Kyle S. McAndrews Trust of 1999, 114,659 unvested shares from restricted stock awards, and 2,027,040 shares subject to options exercisable as of or within 60 days of March 13, 2006. Mr. McAndrews disclaims beneficial ownership of the shares held by the Lauren E. McAndrews Trust of 1999 and the Kyle S. McAndrews Trust of 1999.

(7)	Represents shares subject to options exercisable as of or within 60 days of March 13, 2006.

(8)	Includes 40,000 shares subject to options exercisable as of or within 60 days of March 13, 2006.

(9)	Includes 36,666 shares subject to options exercisable as of or within 60 days of March 13, 2006.

(10)	Includes 650,667 shares subject to options exercisable as of or within 60 days of March 13, 2006.

(11)	Includes 305,663 shares subject to options exercisable as of or within 60 days of March 13, 2006.

(12)	Includes 17,500 shares subject to options exercisable as of or within 60 days of March 13, 2006

(13)	Includes 60,333 shares subject to options exercisable as of or within 60 days of March 13, 2006

(14)	Includes 300,000 shares subject to options exercisable as of or within 60 days of March 13, 2006.

(15)	Includes 3,723,370 shares subject to options exercisable as of or within 60 days of March 13, 2006.
EXECUTIVE OFFICERS
      The following persons are executive officers of aQuantive, and will serve in the capacities noted until their successors are duly appointed or until resignation or removal.

			Officer
Name	Age	Positions and Offices with aQuantive	Since

Brian P. McAndrews	47	Chief Executive Officer and President	1999
Michael T. Galgon	38	Chief Strategy Officer	1998
Ona M. Karasa	46	President, Atlas	2002
Clark M. Kokich	54	President, Avenue A | Razorfish West	1999
Linda A. Schoemaker	42	Senior Vice President, General Counsel and Corporate Secretary	2004
Wayne Wisehart	60	Chief Financial Officer	2006
      For a biographical summary of Mr. McAndrews, see “PROPOSAL 1: ELECTION OF DIRECTORS.”
      Michael T. Galgon, a co-founder of aQuantive, has served as our Chief Strategy Officer since January 2000. From October 1999 to January 2000, he served as our Senior Vice President, Marketing and Business Development. From October 1998 to October 1999, he served as our President, and from October 1997 to October 1998, he served as our General Manager. From October 1994 to October 1995, he served as a full-time volunteer with Volunteers In Service To America. From 1990 to 1994, Mr. Galgon served as an officer in the U.S. Navy. Mr. Galgon holds an MBA from the Harvard Business School and a BA degree from Duke University.
      Ona M. Karasa was named President, Atlas in March 2004, and served as Chief Operating Officer of Atlas from May 2003 to March 2004. From September 2002 to April 2003, she served as our Senior Vice President, Development and Product Services and Chief Technology Officer. From November 2001 to August 2002, Ms. Karasa served as executive vice president and general manager of MSNBC.com, an online news and entertainment company. From January 2001 to October 2001, she served as vice president of development and design of MSNBC.com. From February 1999 to January 2001, Ms. Karasa owned and operated Karasa Management Consulting. From June 1998 to February 1999, Ms. Karasa served as Vice

President of Product Development for Clarus Corporation, a supply-chain software company, and from April 1996 to December 1997 she served as Vice President of Product Development at Atrieva, an Internet back-up software and service provider. She holds an MA from Bastyr University and a BA from Smith College.
      Clark M. Kokich was named Worldwide President, Avenue A | Razorfish in September 2005. From July 2004 until that time he served as President, Avenue A | Razorfish West. From May 2001 until July 2004, he served as President of Avenue A. From October 2000 to May 2001, Mr. Kokich served as our President, Digital Marketing Solutions, Seattle. From January 2000 to October 2000, he served as our Senior Vice President, Diversified Services, and from July 1999 to January 2000 as our Vice President, General Manager, Growth Markets Division. From April 1996 to October 1998, Mr. Kokich served as President and Chief Executive Officer of Calla Bay, Inc., an apparel retailer. From January 1992 to April 1996, he served as the Director, Sales & Marketing for AT&T Wireless Services, a wireless telecommunications provider. Mr. Kokich holds a BS degree from the University of Oregon.
      Linda A. Schoemaker has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2004. From December 2000 to February 2004, Ms. Schoemaker served as Senior Vice President and General Counsel of Advanced Digital Information Corporation (ADIC), a computer data storage solutions provider. Prior to joining ADIC, she was a partner in the law firm Perkins Coie LLP and a member of the firm’s Executive Committee. Her practice focused on corporate finance, including public offerings, mergers and acquisitions and venture capital. She joined Perkins Coie LLP in September 1989 and was admitted as a partner in January 1996. Ms. Schoemaker holds a JD degree from the University of Michigan and an AB from Harvard University.
      Wayne Wisehart became our Chief Financial Officer in March 2006. Prior to this position, he served as Executive Vice President and Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, from January 2003 to September 2005. Western Wireless was acquired by Alltel in August 2005. Previously, he was Chief Financial Officer of iNNERHOST, Inc., a web hosting services company, from October 2000 to February 2002, and President and Chief Executive Officer of Teledirect International, Inc., a marketing automation software company, from February 1999 to October 2000. From April 1998 through August 1998, Mr. Wisehart served as President and Chief Executive Officer of Price Communications Wireless, Inc. From June 1982 to April 1998, Mr. Wisehart served as Chief Financial Officer of Palmer Communications, Inc., and its subsidiary, Palmer Wireless, Inc., and subsequently for Price Communications Wireless, Inc., after it acquired Palmer Wireless in 1997.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth certain compensation information for the years indicated for the Chief Executive Officer of aQuantive and for the four next most highly compensated executive officers for the fiscal year ended December 31, 2005, as well as for David Friedman and Robert Lord, who are President of the Central and East regions, respectively, of Avenue A | Razorfish and who continue to serve in those roles but who are no longer designated as executive officers of aQuantive.

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Brian P. McAndrews	2005	$400,000	$575,000	500,000	$3,156
Chief Executive Officer and President	2004	333,060	407,999	100,000	520,636
	2003	333,060	120,000	150,000	350,115
David Friedman(2)	2005	325,000	175,000	30,000	3,306
President, Avenue A | Razorfish Central	2004	171,212	—	150,000	42
Ona M. Karasa	2005	234,394	227,500	65,000	3,223
President, Atlas	2004	232,300	202,500	80,000	3,339
	2003	232,300	76,659	20,000	3,264
Clark M. Kokich	2005	304,917	301,888	350,000	3,306
Worldwide President,	2004	251,166	188,375	40,000	40,609
Avenue A Razorfish	2003	251,166	50,233	120,000	33,437
Robert Lord(2)	2005	375,000	260,000	—	3,306
President, Avenue A | Razorfish East	2004	160,511	—	150,000	1,683
Linda A. Schoemaker(2)	2005	249,000	199,200	60,000	3,306
Senior Vice President and	2004	191,827	135,000	200,000	2,801
General Counsel
Michael Vernon(3)	2005	253,000	202,400	55,000	3,156
Chief Financial Officer	2004	236,926	132,679	30,000	3,264
	2003	236,926	47,385	75,000	3,264

(1)	Amounts shown in “All Other Compensation” for fiscal year 2005 include payment of life insurance premiums of $156 for each of the persons named above; and employer matching 401(k) contributions of $3,000 for Messrs. McAndrews and Vernon, $3,150 for Messrs. Friedman, Kokich and Lord, and Ms. Schoemaker, and $3,067 for Ms. Karasa. Amounts shown in “All Other Compensation” for fiscal years 2004 and 2003 for Mr. McAndrews relate primarily to loan forgiveness and related gross-up payments.

(2)	Ms. Schoemaker joined aQuantive in February 2004, and Messrs. Friedman and Lord joined aQuantive in July 2004.

(3)	Effective March 27, 2006, Wayne Wisehart became our Chief Financial Officer (see “EXECUTIVE OFFICERS”). Mr. Vernon is expected to remain with us until mid-May 2006 to enable an appropriate transition of his responsibilities to Mr. Wisehart.

Stock Option Grants in Fiscal Year 2005
      The following table sets forth information regarding options to purchase shares of common stock granted to the named executive officers during the year ended December 31, 2005 under our stock option plans.

						Potential Realizable Value at
	Number of					Assumed Rates of Stock
	Securities		% of Total	Exercise		Price Appreciation for
	Underlying		Options Granted	Price		Option Term(3)
	Options		to Employees	Per	Expiration
Name	Granted		Fiscal Year	Share	Date	5%	10%

Brian P. McAndrews	$500,000	(1)	13.5%	$10.77	3/18/2015	$3,386,598	$8,582,303
David Friedman	30,000	(2)	0.8	11.00	3/17/2012	134,343	313,077
Ona M. Karasa	65,000	(2)	1.8	11.00	3/17/2012	291,077	678,333
Clark M. Kokich	350,000	(1)	9.5	11.00	3/17/2015	2,421,244	6,135,908
Linda A. Schoemaker	60,000	(2)	1.6	11.00	3/17/2012	268,686	626,153
Michael Vernon	55,000	(2)	1.5	11.00	3/17/2012	246,296	573,974

(1)	All of these options vest over a six year period, with 5% of the grant vesting on the first anniversary of the grant date, and with quarterly vesting thereafter such that an additional 5%, 10%, 15%, 25%, and 40% of the shares vests in years two through six, respectively.

(2)	All of these options vest in increments of 20% one year from the grant date and then 6.667% per quarter until fully vested at four years from the grant date. The per share exercise price represents the fair market value of our common stock on the date of grant.

(3)	The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by SEC rules and do not represent our estimate or projection of future prices of our common stock.
Aggregated Option Exercises and Year-End Option Values
      The following table sets forth certain information regarding options exercised during the year ended December 31, 2005 and options held as of December 31, 2005 by the named executive officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2005 (#)		December 31, 2005 ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Brian P. McAndrews	500,000	$10,835,825	1,971,106	610,000	$40,054,466	$9,375,000
David Friedman	15,000	227,405	25,000	140,000	415,250	2,254,300
Ona M. Karasa	165,000	3,715,327	75,333	179,667	1,520,459	3,244,541
Clark M. Kokich	160,000	3,597,648	269,497	414,000	6,042,829	6,292,800
Robert Lord	35,000	485,552	5,000	110,000	83,050	1,827,100
Linda A. Schoemaker	30,000	426,820	50,000	180,000	812,000	2,803,200
Michael Vernon	310,000	4,260,830	352,000	98,000	7,118,601	1,651,900

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the number of underlying shares of common stock.

(2)	Value is calculated based on the difference between the option exercise price and the fair market value of the common stock as of December 31, 2005, which was $25.24.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee has the overall responsibility for approving and evaluating aQuantive’s officer compensation plans, policies and programs that serve the long-term interests of the Company and its shareholders. The Committee develops executive compensation philosophy and establishes and annually reviews and approves policies regarding executive compensation programs and practices. The Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and determines the CEO’s compensation based on this evaluation. The Committee also reviews and approves annual compensation for the executive officers who report to the CEO.
      The Committee is composed entirely of nonemployee, outside directors who meet the independence requirements established by our Board of Directors and Nasdaq. Since June 2004, the Committee has consisted of Peter Neupert, Richard Fox and Linda Srere.
Compensation Philosophy
      aQuantive offers compensation packages designed to attract and retain outstanding employees, to encourage and reward the achievement of corporate goals and to align employee financial interests with long-term shareholder value. Our compensation philosophy is to offer a package including a competitive salary, a competitive bonus incentive based on individual and corporate achievement goals, and competitive benefits. Our compensation policy for executive officers is designed to promote continued performance and attainment of corporate and personal goals. Executive officers receive total compensation packages in line with their responsibilities and expertise.
      In the fall of 2004, the Committee retained an independent compensation consultant to assist it in its review of the key elements of executive compensation, including base salary, cash incentives and equity incentives. The consultant used several broad comparison groups in its analysis based on its determination that they were relevant comparison groups based on industry, size of company and other factors. The comparison groups of companies used by the consultant included some but not all of the companies included in the RDG Composite Index used in the performance comparison graph that follows this Committee Report.
      At the end of fiscal 2005, in connection with the Committee’s determinations of bonuses for 2005 as described below, the Committee initiated the use of “tally sheets” for each of the Company’s executive officers, including the Company’s CEO, which summarize for Committee members the total compensation received by each of the executive officers during recent fiscal years, as well as noting payments, if any, that might become owing to, and the value of benefits that might be received by, such executives in the event their employment was terminated under various conditions. The Committee intends to continue to regularly update and utilize these tally sheets to support their review of total executive compensation.
Base Salary
      The Committee establishes base salaries for executive officers with reference to the executive’s contribution to company performance, level of responsibility, experience, and breadth of knowledge, as well as with reference to the analysis performed by the compensation consultant, which considers levels of pay among executives in similar jobs within groups of companies the consultant has determined are relevant. In performing its analysis, the compensation consultant is guided by the Company’s philosophy of targeting compensation at the 50th percentile. Typically the base salaries for executive officers are reviewed annually, with salary changes effective as of the beginning of the calendar year. Adjustments in the base salaries of executive officers may also be considered at other times during the year if warranted by changing responsibilities or other factors.

Annual Cash Incentive Bonus
      For 2005, the Committee continued a bonus program for the Company’s CEO and his executive officer direct reports that had been established in 2004. This bonus program is intended to meet the objective of the Committee to include a significant component of executive compensation as at-risk incentive pay, and is consistent with recommendations made by the compensation consultant. Under this program, the aggregate pool that became available for bonuses was determined based on the Company’s performance with respect to 2005 operating income targets that were established early in the year and were based on the Company’s approved budget. Each executive officer was eligible for a bonus based on a percentage of base salary that the Committee had individually set for that executive officer. These target bonus percentages in 2005 ranged from 40% to 70% of base salary. Depending on the extent to which the operating income target was met or exceeded, the actual bonus awards could range from 0% to 300% of the target. After the end of the Company’s 2005 fiscal year, the Committee reviewed the Company’s achievement of the financial target that had been established, as well as the individual performance of the CEO and each of his executive officer direct reports. Based on this review, the Committee approved bonus payments under the program ranging from approximately 135% to approximately 190% of the individual bonus targets.
Stock-Based Compensation
      aQuantive seeks to align the long-term interests of its executive officers with those of its shareholders. As a result, each executive officer receives a significant stock option grant when he or she joins aQuantive or is promoted to an executive officer position. Grant sizes are determined based on various subjective factors primarily relating to the responsibilities of the individual officers, their anticipated contributions to aQuantive’s success and prior option grants. In addition, the Committee will periodically grant additional stock options to executive officers based on their responsibilities, performance and contributions during the preceding year, prior option grants and the need to retain such executives. During 2005, the Committee approved a stock option award for each of the Company’s executive officers. Some of these stock option awards were similar in size and vesting terms to the periodic awards that the Committee had granted in the past, and some were special retention stock option awards as described in the following paragraph. All options granted by the Committee have an exercise price equal to the fair market value of aQuantive’s common stock on the date of grant.
      In March 2005, the Committee approved special retention option grants to three executive officers of the Company, including the Company’s CEO. These retention options were granted based on the significant ongoing contributions that each of these individuals was expected to make to aQuantive in the future, and in recognition that the large majority of stock options previously granted to these individuals, each of whom had been employed by the Company for more than five years, were already fully vested. These options vest over a period of six years, with the vesting significantly weighted to the later years in order to enhance the retention value of the options, and expire ten years from the grant date. Absent significant changes in factors the Committee may deem to be relevant to its considerations, the Committee does not intend to award any additional option grants to the recipients of the special retention option grants for the next several years.
Personal Benefits
      We seek to maintain an egalitarian culture in our facilities and operations. Officers are not entitled to operate under different standards than our other employees. We do not provide officers with parking spaces or separate dining or other facilities, nor do we have programs for providing perquisites or other personal benefits to officers, such as automobiles, permanent lodging or defraying the cost of personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers. We expect our officers to be role models under our Code of Conduct, which is applicable to all employees, and officers are not entitled to operate under lesser standards.
Chief Executive Officer Compensation
      Like other executive officers, the key elements of compensation for the Company’s CEO, Brian McAndrews, are base salary, cash incentives, and equity incentives. In early 2005, the Committee increased

Mr. McAndrews’ base salary, which was last increased two years earlier, by 20% to $400,000. At that time, the Committee also established Mr. McAndrews’ bonus target for 2005 at 70% of his base salary. The Committee increased Mr. McAndrews’ salary in recognition of the Company’s strong financial performance in 2004 and success in achieving strategic objectives, as well as Mr. McAndrews’ strong personal performance. The Committee also sought to align Mr. McAndrews’ base compensation, which was significantly below midpoint based on the competitive analysis performed by the compensation consultant, to a level that was closer to the 50th percentile.
      In March 2005, the Committee awarded a retention stock option to purchase 500,000 shares to Mr. McAndrews. As noted above, this option vests over a period of six years, with the vesting significantly weighted to the later years in order to enhance its retention value, and has a ten year expiration. The Committee also authorized an agreement providing that Mr. McAndrews would be granted, subject to future Committee action, an option to purchase a minimum of an additional 200,000 shares in January 2006 with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which will vest in the same percentages and on the same dates as the 500,000 share option grant awarded by the Committee.
      Following the conclusion of the 2005 fiscal year, the Committee approved a bonus of approximately $575,000 for Mr. McAndrews, which was equal to 191% of his bonus target. This bonus was awarded in recognition of the Company’s strong financial performance in 2005, as well as Mr. McAndrews’ strong personal performance.
      In January 2006, in satisfaction of the commitment it had approved in March 2005, the Committee awarded to Mr. McAndrews a nonqualified stock option to purchase 85,341 shares, and awarded him 114,659 shares of restricted stock. The Committee made these awards, covering an aggregate of 200,000 shares of the Company’s common stock, in a combination of options and restricted stock rather than solely as options because the Committee noted that this was necessary in order to confer on Mr. McAndrews the value of the award they had desired to make in March 2005, and thereby achieve the desired retentive effect of the award. These stock options vest, and the restricted stock vests and is no longer subject to forfeiture, over a period of approximately five years, with the vesting significantly weighted to the later years in order to enhance the retention value of these awards.
Policy Regarding Section 162(m) of the Internal Revenue Code
      Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation payments in excess of $1 million to each of our Chief Executive Officer and the four other most highly compensated executive officers that are employed by the Company at year end. The Committee believes that it is generally in the Company’s best interests to comply with Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of executive compensation, including equity incentive awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). For example, in making the restricted stock award to Mr. McAndrews in January 2006, the Committee recognized that this award may result in nondeductibility of some compensation under Section 162(m) in future years, because the value of the shares at the time the vesting restrictions lapse will be considered as compensation for purposes of 162(m). Nonetheless, the Committee determined that it was in the Company’s best interests to make this restricted stock award to Mr. McAndrews.

Compensation Committee

Peter M. Neupert, Chair
Richard P. Fox
Linda J. Srere

PERFORMANCE GRAPH
      The graph below compares the cumulative total shareholder return on our common stock with the cumulative total shareholder return of The Nasdaq Stock Market (U.S. Companies) Index, and the RDG Internet Composite Index. The graph assumes $100 was invested at the close of trading on December 31, 2000, in our common stock, the Nasdaq (U.S. Companies) Index, and the RDG Internet Composite Index, and assumes reinvestment of dividends, if any.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG AQUANTIVE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND THE RDG INTERNET COMPOSITE INDEX
EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL ARRANGEMENTS
      McAndrews Employment Agreement. On January 20, 2000, Brian P. McAndrews and aQuantive entered into an employment agreement pursuant to which Mr. McAndrews serves as Chief Executive Officer of aQuantive. Under that agreement, Mr. McAndrews must receive an annual salary of at least $300,000. Also pursuant to the agreement, Mr. McAndrews received an initial option grant to purchase 1,845,000 shares of common stock, which options are now fully vested. Either aQuantive or Mr. McAndrews may terminate the agreement at any time. If Mr. McAndrews is terminated without cause, or if he terminates his employment for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary and acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). If Mr. McAndrews is terminated for cause or if he voluntarily terminates his employment without “good reason,” he is entitled to a severance package equal to three months’ base salary. If Mr. McAndrews is terminated by a successor corporation to aQuantive within one year of a change of control, he is entitled to a severance package consisting of 12 months’ base salary and full acceleration of any unvested stock option. Upon a change of control, 50% of Mr. McAndrews’ unvested stock options immediately vest. Pursuant to the terms of the agreement, Mr. McAndrews is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of aQuantive.
      Friedman Employment Agreement. Dave Friedman, President of Avenue A | Razorfish Central, entered into an employment agreement with aQuantive on June 1, 2005. This agreement expires on March 15, 2007, after which time Mr. Friedman’s employment will continue on an “at will” basis unless the parties enter into a new agreement. Pursuant to this agreement, Mr. Friedman must receive an annual salary of at least $325,000, and is eligible to participate in the Company’s incentive compensation program. Either party may terminate Mr. Friedman’s employment upon 30 days written notice. If terminated by aQuantive without “cause,” or by Mr. Friedman for “good reason,” Mr. Friedman is entitled to payments equal to 6 months’ base salary, subject to his continued compliance with the confidentiality, inventions assignment, noncompetition and nonsolicitation agreement signed by Mr. Friedman in favor of aQuantive.
      Karasa Employment Agreement. Ona Karasa, President, Atlas, a wholly owned subsidiary of aQuantive, entered into an employment agreement with Atlas on September 9, 2002. Pursuant to the agreement, Ms. Karasa must receive an annual salary of at least $230,000. Also pursuant to the agreement, Ms. Karasa received a signing bonus of $30,000. Employment may be terminated with or without cause by either party. If termination is by Atlas, 30 days notice must be given. If aQuantive winds up or sells all or substantially all of Atlas’ assets, and the purchaser terminates Ms. Karasa without cause, she will be entitled to termination payments equal to 9 months’ base salary. Pursuant to the terms of the employment agreement, Ms. Karasa is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of Atlas and aQuantive.
      Vernon Employment Agreement. Michael Vernon entered into an employment agreement with aQuantive on September 27, 2000, pursuant to which Mr. Vernon serves as Chief Financial Officer of aQuantive. Under that agreement, Mr. Vernon receives an annual salary of at least $225,000. Also pursuant to the agreement, Mr. Vernon received an initial option grant to purchase 300,000 shares of aQuantive common stock, which options are now fully vested. Either aQuantive or Mr. Vernon may terminate the agreement at any time. If Mr. Vernon is terminated by a successor corporation without cause, or if he terminates his employment with a successor corporation for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary. If Mr. Vernon terminates his employment with aQuantive or a successor corporation for any other reason, he is entitled to any unpaid annual base salary. Pursuant to the terms of the employment agreement, Mr. Vernon is also subject to a confidentiality, inventions assignment, non-competition and non-solicitation agreement in favor of aQuantive.
      Change of Control Provisions Under the 1998, 1999 and 2000 Stock Incentive Compensation Plans. Unless individual agreements provide otherwise, if a corporate transaction specified in the applicable plan, such as a merger or sale of aQuantive or a sale of all or substantially all of aQuantive’s securities or assets (other than a transfer to a majority-owned subsidiary), occurs, each outstanding option under the applicable plan will accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. Any option held by an executive officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the officer’s employment or services are terminated by the successor corporation without “cause” or by the officer for “good reason” within two years after the corporate transaction.
      Change of Control Provisions Under the 1999 Employee Stock Purchase Plan. In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of aQuantive’s securities or assets (other than a transfer to a majority-owned subsidiary), each outstanding option under the 1999 employee stock purchase plan will be assumed or an equivalent option substituted by the successor corporation; provided, however, that if the successor corporation refuses to assume or substitute the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of aQuantive’s proposed liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed event.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the officers, Directors and persons who own more than 10% of a registered class of equity securities of aQuantive to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish aQuantive with copies of all Section 16(a) forms they file.
      Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 2005 all filing requirements mandated by Section 16(a) applicable to our officers, Directors and greater-than-10% beneficial owners were complied with by such persons.
REPORT BY THE AUDIT COMMITTEE
      The Board of Directors has determined that each member of the audit committee is independent under applicable SEC and Nasdaq rules, and has further determined that Richard P. Fox is an “audit committee financial expert” under applicable SEC rules. The audit committee has reviewed and discussed with aQuantive’s management the audited financial statements for fiscal year 2005, the Company’s evaluation of the effectiveness its internal controls as of December 31, 2005 and the related opinions by the Company’s independent registered public accounting firm. In addition, the audit committee has discussed with aQuantive’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented). The audit committee also has received the written disclosures and the letter from aQuantive’s independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (as modified or supplemented) and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the review and discussions referenced above, the audit committee recommended to aQuantive’s Board of Directors that the audited financial statements for fiscal year 2005 be included in aQuantive’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee

Richard P. Fox, Chair
Nicolas J. Hanauer
Jaynie M. Studenmund
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the 2007 Annual Meeting of aQuantive must give notice of the proposal to aQuantive no later than November 29, 2006 for it to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. In addition, shareholders that intend to present a proposal that will not be included in the Proxy Statement and form of Proxy must give notice of the proposal to aQuantive not earlier than January 13, 2007 and not later than February 12, 2007. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by aQuantive for the 2007 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is received after February 12, 2007. Furthermore, receipt by aQuantive of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2007 Annual Meeting because there are other relevant requirements in the SEC’s proxy rules.

OTHER MATTERS
      As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.
      Copies of the aQuantive 2006 Annual Report to Shareholders, which includes aQuantive’s Annual Report on Form 10-K, are being mailed to shareholders, together with this Proxy Statement, form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of aQuantive, 821 Second Avenue, Suite 1800, Seattle, Washington 98104.

Appendix A
AQUANTIVE, INC.
AUDIT COMMITTEE CHARTER

I.	GENERAL FUNCTIONS, AUTHORITY, AND ROLE
      The audit committee is a committee of the board of directors. Its primary function shall be to assist the board in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of the company and the audits of the financial statements of the company, and reviewing the financial information to be provided to the company’s shareholders and others.
      The audit committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this charter, the audit committee shall have the authority to retain special legal, accounting, or other consultants to advise it, and to determine the funding for such consultants, and may request any officer or employee of the company, its outside legal counsel or outside auditor to attend a meeting of the audit committee or to meet with any members of, or consultants to, the audit committee. The audit committee has the right to meet in executive session without members of the Company’s management or other persons who are not audit committee members present.
      The company’s outside auditor shall be accountable to the audit committee and the board of directors, and the audit committee and the board of directors (to the extent required by the rules of the Nasdaq Stock Market, Inc.) shall have the authority and responsibility to select, oversee, approve the compensation of, and, where appropriate, replace the outside auditor. In the course of fulfilling its specific responsibilities hereunder, the audit committee shall strive to maintain an open avenue of communication between the company’s outside auditor and the board of directors.
      The responsibilities of a member of the audit committee shall be in addition to such member’s duties as a member of the board of directors.
      While the audit committee shall have the responsibilities and powers set forth in this charter, it shall not be the duty of the audit committee to plan or conduct audits or to determine whether the company’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles. These are the responsibilities of management and the outside auditor. Nor shall it be the duty of the audit committee to conduct investigations or to assure compliance with laws and regulations or the company’s own policies.

II.	MEMBERSHIP
      The membership of the audit committee shall consist of at least three members of the board of directors who shall serve at the pleasure of the board of directors. The membership of the audit committee shall meet the independence and financial literacy, experience and expertise requirements of The Nasdaq Stock Market, Inc. or similar requirements of such other securities exchange or quotation system as may from time to time apply to the company, and such requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities and Exchange Commission (the “SEC”). At least one member of the audit committee shall possess the attributes of an “audit committee financial expert” as defined by the regulations promulgated by the SEC, and shall be designated as such.
      Audit committee members and the committee chair shall be designated by the full board of directors.

III.	RESPONSIBILITIES
      The responsibilities of the audit committee shall be as follows:

A.	GENERAL
      1. Meet at least once per quarter, or more frequently as circumstances or the obligations of the audit committee require.
      2. Report audit committee actions to the board of directors with such recommendations as the committee may deem appropriate.
      3. Annually review and reassess the adequacy of this charter and submit it to the board of directors for approval.
      4. Perform such functions as may be assigned by law, the company’s articles of incorporation or bylaws, or the board of directors.

B.	OUTSIDE AUDITOR
      1. As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor.
      2. Select, appoint and oversee the outside auditor, resolve disagreements between management and the outside auditor regarding financial reporting, approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor. The outside auditor shall report directly to the audit committee.
      3. Take reasonable steps to confirm the independence of the outside auditor, which shall include (a) ensuring receipt from the outside auditor of a formal written statement delineating all relationships between the outside auditor and the company, consistent with Independence Standards Board Standard No. 1, (b) discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and (c) as necessary, taking appropriate action to oversee the independence of the outside auditor.
      4. Pre-approve all audit and permissible non-audit services provided by the outside auditor, and establish policies and procedures with respect to such pre-approvals. The audit committee may delegate this authority to one or more members of the committee. The pre-approval decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

C.	AUDIT PROCESS AND RESULTS
      1. Consider, in consultation with the outside auditor, the audit plan and scope.
      2. Review with the outside auditor the coordination of the audit effort to assure completeness of coverage and the effective use of audit resources.
      3. Review reports from the outside auditor regarding:

a. All critical accounting policies and practices to be used.

b. All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor.

c. Other material written communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

      4. Consider and review with the outside auditor:

a. The adequacy of the company’s internal controls, including computerized information system controls and security.

b. Any report or attestation issued by the outside auditor regarding the company’s internal controls.

c. Any related significant findings and recommendations of the outside auditor together with management’s responses thereto.

d. The matters required to be discussed by Statement on Auditing Standards No. 61, as the same may be modified, supplemented or superseded from time to time.
      5. Review and discuss with management and the outside auditor at the completion of the annual examination:

a. The company’s audited financial statements and related footnotes.

b. The outside auditor’s audit of the financial statements and their report thereon.

c. Any significant changes required in the outside auditor’s audit plan.

d. Any difficulties or disputes with management encountered during the course of the audit.

e. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.
      6. Review and discuss with management and the outside auditor the unaudited quarterly financial statements.
      7. Consider and review with management:

a. Significant findings during the year and management’s responses thereto.

b. Any difficulties encountered in the course of the outside auditor’s audits, including any restrictions on the scope of their work or access to required information.

c. Any changes required in the planned scope of the audit plan.

d. Any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls.
      8. Inquire of management and the outside auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to the company.
      9. Meet with the outside auditor and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

D.	EARNINGS RELEASES; SECURITIES AND EXCHANGE COMMISSION FILINGS
      1. On a quarterly basis, review the company’s quarterly earnings press release prior to dissemination.
      2. Review and discuss with management and the outside auditor filings with the SEC and other published documents containing the company’s financial statements, including the disclosure contained in such filings under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      3. Prepare the report required by the rules of the SEC to be included in the company’s annual proxy statement.

E.	INTERNAL CONTROLS AND LEGAL MATTERS
      1. Review the company’s policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the outside auditor.
      2. Review legal and regulatory matters that may have a material impact on the financial statements and review related company compliance policies.
      3. Review and approve all “related-party transactions,” as that term is defined in Item 404 of Regulation S-K, as promulgated by the SEC.
      4. Establish procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters, as required under applicable SEC and Nasdaq rules.
      5. Establish, monitor and enforce the code of ethics for the chief executive officer and other senior financial officers in compliance with applicable SEC and Nasdaq rules.
      6. Receive corporate attorneys’ reports of evidence of material violations of securities laws or breaches of fiduciary duty.
      7. Perform an evaluation of Audit Committee performance at least annually to determine whether it is functioning effectively.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AQUANTIVE, INC.
The undersigned hereby appoint(s) Brian McAndrews and Linda Schoemaker and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of aQuantive, Inc. held of record by the undersigned on March 13, 2006, at the Annual Meeting of Shareholders of the Company to be held at the W Hotel, 1112 4th Avenue, Seattle, WA 98101, at 9:00 a.m. on Wednesday, May 10, 2006, or any adjournment or postponement thereof, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

Please Mark Here For Address Change or Comments	☐
SEE REVERSE SIDE

	FOR	WITHHELD FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐
Nominees:
01 Richard P. Fox
02 Michael B. Slade
INSTRUCTION: To withhold authority for any individual nominee, print that nominee’s name in the following space.

	FOR	AGAINST	ABSTAIN
ITEM 2. RATIFICATION OF SELECTION OF KPMG AS INDEPENDENT AUDITOR	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é